SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC 20549


                              FORM 12b-25

                                     Commission File Number:  0-2290
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                      NOTIFICATION OF LATE FILING

     (Check One): [X] Form 10-K  [ ]  Form 11-K  [ ]  Form 2-F
[ ]  Form 10-Q  [ ]  Form N-SAR

For Period Ended:
                        December 31, 1995
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[ ] Transition Report on Form 10-K [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
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        READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.
                         PLEASE PRINT OR TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
______________________________________________________________________

______________________________________________________________________


                    PART I.  REGISTRANT INFORMATION


Full name of registrant

             SOUTHERN ACCEPTANCE CORPORATION
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Former name if applicable

_______________________________________________________________________


Address of principal executive office (STREET AND NUMBER)

             277 Pat Mell Road, Suite A
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City, State and Zip Code

             Marietta, Georgia  30060